The Mexico Fund, Inc. 8-K

Exhibit 99(i)

Description

The Mexico Fund, Inc. (the “Fund”) is a non-diversified closed-end management investment company with the investment objective of long-term capital appreciation through investments in securities, primarily equity, listed on the Mexican Stock Exchanges. The Fund provides a vehicle to investors who wish to invest in Mexican companies through a managed non-diversified portfolio as part of their overall investment program. The Fund’s shares are listed and traded on the New York Stock Exchange (“NYSE”) under the symbol “MXF.”

Managed Distribution Plan (“MDP”)

The Board of Directors of the Fund has authorized quarterly distributions of $0.22 per share under the MDP. With each distribution, the Fund will issue a notice to stockholders and an accompanying press release, which will provide detailed information regarding the amount and composition of the distribution and other information required by the Fund’s MDP exemptive order. The Fund’s Board of Directors may amend or terminate the MDP at any time without prior notice to stockholders. You should not draw any conclusions about the Fund’s investment performance from the amount of distributions or from the terms of the Fund’s MDP.

Highlights

Total Net Assets (million)[1]	$347.45	Daily Average Number of Shares Traded[2]	25,548
NAV per share[1]	$23.52	Outstanding Shares[3]	14,771,862
Closing price[2]	$19.08	Expense Ratio (10/31/2023)	1.35%
Discount	18.88%	Portfolio Turnover (10/31/2023)	13.73%

Performance[1]	Cumulative			Annualized
	1 Month	YTD	1 Year	3 Years	5 Years	10 Years	15 Years
MXF Market Price	9.40%	35.88%	35.88%	16.41%	12.65%	1.35%	8.85%
MXF NAV	8.89%	38.06%	38.06%	17.84%	13.34%	3.05%	9.02%
MSCI Mexico Index	9.30%	40.70%	40.70%	19.09%	12.99%	2.41%	7.33%

These figures represent past performance. Past performance does not guarantee future results. The Fund's investment return and principal value will fluctuate so that an investor's shares, at the time of sale, may be worth more or less than their original cost. Current performance may be lower or higher than the performance quoted above.

1 Source: Impulsora del Fondo México, S.C. Performance figures take into account reinvestments of distributions.

2 Source: NYSE. Shares traded figure represents average volume traded on U.S. consolidated markets during the month.

3 During December 2023, the Fund repurchased no shares.

Top Ten Holdings (66.24% of Net Assets)
1 Fomento Económico Mexicano	12.10%	6 Cemex	4.37%
2 Grupo Financiero Banorte	11.87%	7 Gruma	3.96%
3 Grupo México	9.42%	8 Kimberly-Clark de México	3.69%
4 Wal-Mart de México	7.65%	9 Grupo Aeroportuario del Pacífico	3.42%
5 América Móvil	6.41%	10 Grupo Aeroportuario del Centro Norte	3.35%

Holdings are subject to change and are provided for informational purposes only and should not be deemed as a recommendation to buy or sell the securities shown.

Fund Manager´s Comments

Global equity markets registered positive returns during December 2023. The MSCI World Index and the MSCI Emerging Markets Index increased 4.8% and 3.7%, respectively, during the month. Major central banks maintained unchanged their reference interest rates; the Federal Reserve at a range of 5.25% - 5.50%, the Bank of England at 5.25% and the European Central Bank maintained its main refinancing rate at 4.50%. The DJIA and the S&P 500 increased 4.8% and 4.4%, respectively, while the yield on the 10-year Treasury note decreased 45 basis points to 3.88% and the U.S. dollar depreciated 2.1% (measured by the DXY Index4) during December 2023. In Mexico, the MSCI Mexico Index registered a strong increase of 9.3% and the Mexican peso appreciated 2.4% during the month, to Ps. $16.97, whereas the Fund’s NAV increased 8.9%, underperforming its benchmark.

During calendar year 2023, the Mexican equity market registered an outstanding performance, with the MSCI Mexico Index registering a total return5 of 40.7%, while the Mexican peso appreciated 14.9%. These positive figures were driven by stronger than expected economic growth, attractive absolute and real interest rates and positive early signs of “Nearshoring” taking place. During the year, the Fund’s NAV registered a total return of 38.1%, underperforming its benchmark. During the 15-year period ended December 2023, the Fund’s NAV has generated an average annual return of 9.0%, versus a 7.3% return for its benchmark, a significant cumulative outperformance during this long-term period.

In local news, Mexico´s Central Bank (“Banxico”) maintained unchanged its overnight interest rate at 11.25%. Fitch ratings affirmed Mexico´s ‘BBB-’ credit rating with a stable outlook supported by prudent macroeconomic policy framework, solid and robust external finances, and debt ratios which are projected to be below the ‘BBB’ median.

The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.

Important Risk Disclosure

All performance shown is historical. Closed-end funds are traded on the secondary market through one of the stock exchanges. Shares of closed-end funds may trade above (premium) or below (discount) the NAV of the fund’s portfolio. The NAV is the value of an entity’s assets less the value of its liabilities. The Market Price is the current price at which an asset can be bought or sold. There is no assurance that the Fund will achieve its investment objective.

An investment in the Fund entails special risk considerations, including among others the risks of foreign investments, Mexican investments, market illiquidity and volatility, market corrections, risks associated with the Mexican economy, political factors and security, currency exchange rate fluctuations, NAV discount risk, foreign custody risk, dollar denominated investments risk and risks associated with the concentration of the Mexican equity market. Investors should consider their investment goals, time horizons and risk tolerance before investing in the Fund. An investment in the Fund is not appropriate for all investors, and the Fund is not intended to be a complete investment program. Investors should carefully review and consider the Fund's investment objective, risks, charges and expenses before investing.

4 DXY Index computes the value of the U.S. dollar relative to a basket of foreign currencies.

5 Performance figures included here take into account the reinvestment of distributions.